EXHIBIT 1

                                FIRST AMENDMENT TO
                         ACCEL INTERNATIONAL CORPORATION
                            1996 STOCK INCENTIVE PLAN


that the 1996 Stock Incentive Plan of ACCEL International Corporation, effective June 11, 1996, be amended (First Amendment to the Plan) so that
Section 5., Subsection (a) and Section 13., Subsection (a) shall read as follows:

SECTION 5.   SHARES AVAILABLE

     (a) Shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares. Subject to the adjustments provided for in Sections 17 and 18 hereof, the maximum number of shares of Common Stock available for grant of Awards under the Plan is 1,500,000 shares. Of this total number, up to 500,000 shares may be issued pursuant to the exercise of Directors Stock Options. Notwithstanding the foregoing, at no time shall the number of shares of Common Stock deemed to be available for grant in any fiscal year exceed ten percent of the total number of issued and outstanding shares of Common Stock of the Company. The number of shares of Common Stock available for grant to any individual Participant in any calendar year shall not exceed 250,000 shares.

SECTION 13.   DIRECTORS STOCK OPTIONS

     (a) Grants. Awards may be granted to non-employee Directors only in the form of stock options satisfying the requirements of this Section
     13. Each person who is elected or appointed to serve as a Director of the Company after the effective date of the First Amendment to the Plan shall, upon his initial appointment or election as a Director, automatically be granted an option for 10,000 shares of Common Stock. At each years annual meeting of the stockholders of the Company commencing on the effective date of the First Amendment to the Plan, there shall be granted automatically to each non-employee Director (other than any non-employee Director who first became a Director at any time during the period following the immediately preceding annual meeting of the stockholders of the Company), the option to purchase 10,000 shares of Common Stock. All stock options granted under this
     Section 13 shall be nonqualified stock options.